Exhibit 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORPORATION ANNOUNCES CONCLUSION OF ALL PENDING LITIGATION WITH CLARE, INC.

WESTWOOD, MA – October 2, 2007 –LoJack Corporation (NASDAQ GS: “LOJN”), the leading provider of recovery systems for stolen mobile assets, today announced that the Massachusetts Supreme Judicial Court denied any further appellate review of the judgment in the litigation between LoJack and Clare, Inc., a subsidiary of IXYS Corp. (NASDAQ: “IXYS”).  As a result, the Massachusetts Appeals Court award of approximately $1.2 million in damages and interest stands and such amount has been paid to LoJack.  This represents the conclusion of all pending litigation between LoJack and Clare, Inc.

About LoJack Corporation

LoJack Corporation, the company that invented the stolen vehicle recovery market two decades ago, is the global leader in tracking and recovering valuable mobile assets.  The company’s time-tested system is optimized for recovering stolen mobile assets through its proven Radio Frequency technology and unique integration with law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover cars, trucks, commercial vehicles, construction equipment and motorcycles.  The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate and has helped recover more than $4 billion in stolen LoJack-equipped assets worldwide.  Today LoJack operates in 26 states and the District of Columbia, and in 31 countries throughout North America, South America, Europe, Africa and Asia.